Air T Inc.
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

On September 30, 2019, CSA Air, Inc., a North Carolina corporation (“CSA”) and wholly-owned subsidiary of Air T Inc. ("the Company") completed the sale of Global Aviation Services, LLC ("GAS").

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial statements of the Company including certain pro forma adjustments and has been prepared to illustrate the effect on the historical condensed consolidated financial statements of the Company of the sale of GAS ("GAS Disposition").

The unaudited pro forma condensed consolidated statements of operations for the three months ended June 30, 2019 and the years ended March 31, 2019 and 2018, give effect to the GAS Disposition as if it had occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet gives effect to the pro forma adjustments necessary to reflect the GAS Disposition as if it occurred on June 30, 2019.

The "as reported" financial information for both the Company and GAS are derived from the audited financial statements of the Company for the years ended March 31, 2019 and 2018 as filed on Form 10-K and the unaudited condensed consolidated balance sheet of the Company as of June 30, 2019 and statement of operations for the three months ended June 30, 2019, as filed on Form 10-Q.

The unaudited pro forma financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma financial information is for informational purposes only and does not purport to present what our results would actually have been had the GAS Disposition actually occurred on the dates presented or to project our results of operations or financial position for any future period. This financial information may not be predictive of the future results of operations or financial condition of the Company, as the Company's future results of operation and financial condition may differ significantly from the proforma amounts reflected herein due to a variety of factors.

The pro forma adjustments are described in the accompanying notes and are based upon information available at the time of the filing of this Current Report on Form 8-K and assumptions that management considers to be reasonable. This unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements, including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our annual report on Form 10-K for the year ended March 31, 2019 and the condensed consolidated financial statements, and notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2019.

The pro forma adjustments to the statements of operations for all periods presented do not include the following:

•	The non-recurring gain on the GAS Disposition. The gain will be included in the Company’s results for the three and six month periods ended September 30, 2019, and,

•	Certain non-recurring transaction costs on closing of the sale estimated to be approximately $150,000.

Air T Inc.
Condensed Consolidated Pro Forma Balance Sheet
at June 30, 2019
(unaudited)

	Air T
	As Reported	Adjustments	Notes	Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$16,196,626	20,546,254	(a) (b)	$36,742,880
Marketable securities	1,752,727	—		1,752,727
Restricted cash	68,979	—		68,979
Restricted investments	796,958	—		796,958
Accounts receivable, net	23,723,077	(8,129,079)	(b)	15,593,998
Notes and other receivables-current	7,170,143	—		7,170,143
Income tax receivable	883,131	—		883,131
Inventories, net	36,528,777	(2,552,759)	(b)	33,976,018
Prepaid expenses and other	1,795,614	(915,460)	(b)	880,154
Total Current Assets	88,916,032	8,948,956		97,864,988

Asset on lease, net	17,982,582	—		17,982,582
Property and equipment, net	4,752,051	(517,189)	(b)	4,234,862
Right-of-use assets	10,071,405	(2,603,380)	(b)	7,468,025
Cash surrender value of life insurance policies, net of policy loans	101,259	—		101,259
Other tax receivables-long-term	—	—		—
Deferred income taxes	600,303	(251,302)	(b)	349,001
Investments in funds	318,020	—		318,020
Investments in securities	557,329	—		557,329
Equity method investments	4,475,738	—		4,475,738
Other assets	297,507	(292,847)	(b)	4,660
Intangible assets, net	1,161,111	(220,000)	(b)	941,111
Goodwill	4,417,605	(190,400)	(b)	4,227,205
Total Assets	$133,650,942	$4,873,838		$138,524,780

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$13,296,498	(1,258,062)	(b)	12,038,436
Income tax payable	550,727	189,739	(b)	740,466
Accrued payroll and related items	2,729,056	(552,979)	(b)	2,176,077
Customer deposits	2,794,277	—		2,794,277
Accrued insurance liability	1,254,396	—		1,254,396
Other accrued expenses	3,905,819	(183,784)	(b)	3,722,035
Deferred income	5,599,423	—		5,599,423
Current portion of long-term debt	27,774,151	—		27,774,151
Short-term lease liability	2,486,842	(1,308,014)	(b)	1,178,828
Total Current Liabilities	60,391,189	(3,113,100)		57,278,089

Long-term debt	36,285,910	—		36,285,910
Deferred income taxes	—	—		—
Long-term lease liability	8,071,541	(1,378,390)	(b)	6,693,151
Other non-current liabilities	1,229,495	—		1,229,495
Total Liabilities	105,978,135	(4,491,490)		101,486,645

Redeemable non-controlling interest	6,685,000	—		6,685,000

Equity:
Air T, Inc. Stockholders' Equity:
Common stock	753,770	—		753,770
Additional paid-in capital	1,629,202	—		1,629,202
Retained earnings	17,970,387	9,365,328	(c)	27,335,715
Accumulated other comprehensive loss	(411,479)	—		(411,479)
Total Air T, Inc. Stockholders' Equity	19,941,880	9,365,328		29,307,208
Non-controlling Interests	1,045,927	—		1,045,927
Total Equity	20,987,807	9,365,328		30,353,135
Total Liabilities and Equity	$133,650,942	$4,873,838		$138,524,780

Air T Inc.
Condensed Consolidated Pro Forma Statement of Operations
for the three months ended June 30, 2019
(unaudited)

	Air T Inc.
	as Reported	Adjustments	Notes	Pro Forma
Operating Revenues:
Overnight air cargo	$ 18,319,682	—		$ 18,319,682
Ground equipment sales	12,248,891	—		12,248,891
Ground support services	8,516,800	(8,516,800)	(d)	—
Commercial jet engines and parts	16,326,905	—		16,326,905
Printing equipment and maintenance	64,270	—		64,270
Corporate and other	227,987	—		227,987
	55,704,535	(8,516,800)		47,187,735

Operating Expenses:
Overnight air cargo	16,518,823	—		16,518,823
Ground equipment sales	9,730,856	—		9,730,856
Ground support services	6,963,662	(6,963,662)	(d)	—
Commercial jet engines and parts	8,285,769	—		8,285,769
Printing equipment and maintenance	39,047	—		39,047
General and administrative	10,919,320	(1,247,873)	(e)	9,671,447
Depreciation and amortization	2,026,600	(86,252)	(e)	1,940,348
Impairment	6,686	—		6,686
Gain on sale of property and equipment	2,073	(5,932)	(e)	(3,859)
	54,492,836	(8,303,719)		46,189,117

Operating Income	1,211,699	(213,081)		998,618

Non-operating Income (Expense):
Gain on sale of marketable securities	36,460	—		36,460
Foreign currency gain (loss), net	35,755	—		35,755
Other-than-temporary impairment loss on investments	(814,558)	—		(814,558)
Other investment income (loss), net	162,957	—		162,957
Interest expense and other	(1,023,622)	—		(1,023,622)
Gain on settlement of bankruptcy	4,509,302	—		4,509,302
Bargain purchase acquisition gain	34,244	—		34,244
Income (loss) from equity method investments	(320,578)	—		(320,578)
	2,619,960	—		2,619,960

Income (Loss) Before Income Taxes	3,831,659	(213,081)		3,618,578

Income Taxes (Benefit)	(324,000)	44,747	(f)	(279,253)

Net Income (Loss)	4,155,659	(257,828)		3,897,831

Net (Income) Loss Attributable to Non-controlling
Interests	$ (2,373,307)	—		$ (2,373,307)

Net Income (Loss) Attributable to Air T, Inc. Stockholders	$ 1,782,352	$ (257,828)		$ 1,524,524

Air T Inc.
Condensed Consolidated Pro Forma Statement of Operations
for the year ended March 31, 2019
(unaudited)

	Air T Inc.
	as Reported	Adjustments	Notes	Pro Forma
Operating Revenues:
Overnight air cargo	$ 72,978,361	—		$ 72,978,361
Ground equipment sales	47,152,125	—		47,152,125
Ground support services	34,331,784	(34,331,784)	(d)	—
Commercial jet engines and parts	93,968,014	—		93,968,014
Printing equipment and maintenance	654,617	—		654,617
Corporate and other	749,577	—		749,577
	249,834,478	(34,331,784)		215,502,694

Operating Expenses:
Overnight air cargo	65,099,491	—		65,099,491
Ground equipment sales	38,911,228	—		38,911,228
Ground support services	30,376,988	(30,376,988)	(d)	—
Commercial jet engines and parts	60,948,561	—		60,948,561
Printing equipment and maintenance	350,116	—		350,116
General and administrative	38,376,113	(4,768,192)	(e)	33,607,921
Depreciation and amortization	7,686,070	(446,417)	(e)	7,239,653
Impairment on property and equipment	34,504	—		34,504
(Gain) loss on sale of property and equipment	(13,298)	(6,652)	(e)	(19,950)
	241,769,773	(35,598,249)		206,171,524

Operating Income	8,064,705	1,266,465		9,331,170

Non-operating Income (Expense):
Gain on sale of marketable securities	81,388	—		81,388
Foreign currency loss, net	(113,528)	—		(113,528)
Other-than-temporary impairment loss on investments	(2,000,000)	—		(2,000,000)
Other investment income (loss), net	(373,060)	—		(373,060)
Interest expense	(3,427,102)	—		(3,427,102)
Bargain purchase acquisition gain	1,983,777	—		1,983,777
Unrealized gain (loss) on interest rate swap	145,222	—		145,222
Income from equity method investments	340,714	—		340,714
	(3,362,589)	—		(3,362,589)

Income Before Income Taxes	4,702,116	1,266,465		5,968,581

Income Taxes	1,502,184	265,958	(f)	1,768,142

Net Income	3,199,932	1,000,507		4,200,439

Net Income Attributable to Non-controlling
Interests	(1,859,937)	—		(1,859,937)

Net Income Attributable to Air T, Inc. Stockholders	$ 1,339,995	$ 1,000,507		$ 2,340,502

Air T Inc.
Condensed Consolidated Pro Forma Statement of Operations
for the year ended March 31, 2018
(unaudited)

	Air T Inc.
	as Reported	Adjustments	Notes	Pro Forma
Operating Revenues:
Overnight air cargo	$ 72,845,353	—		$ 72,845,353
Ground equipment sales	50,004,507	—		50,004,507
Ground support services	35,698,171	(35,698,171)	(d)	—
Commercial jet engines and parts	29,506,873	—		29,506,873
Printing equipment and maintenance	6,144,403	—		6,144,403
Corporate and other	320,038	—		320,038
	194,519,345	(35,698,171)		158,821,174

Operating Expenses:
Overnight air cargo	63,049,619	—		63,049,619
Ground equipment sales	41,567,109	—		41,567,109
Ground support services	30,135,613	(30,135,613)	(d)	—
Commercial jet engines and parts	20,502,205	—		20,502,205
Printing equipment and maintenance	2,975,999	—		2,975,999
Research and development	195,653	—		195,653
General and administrative	29,138,534	(5,256,219)	(e)	23,882,315
Depreciation and amortization	2,428,732	(471,776)	(e)	1,956,956
Impairment on property and equipment	250,126	—		250,126
(Gain) loss on sale of property and equipment	30,232	394	(e)	30,626
	190,273,822	(35,863,214)		154,410,608

Operating Income	4,245,523	165,043		4,410,566
Non-operating Income (Expense):
Gain on sale of marketable securities	93,066	—		93,066
Foreign currency loss, net	(228,714)	—		(228,714)
Other-than-temporary impairment loss on investments	(1,559,972)	—		(1,559,972)
Other investment income (loss), net	121,860	—		121,860
Interest expense	(1,724,771)	—		(1,724,771)
Gain on asset retirement obligation	562,500	—		562,500
Bargain purchase acquisition gain	501,880	—		501,880
Unrealized gain (loss) on interest rate swap	(66,706)	—		(66,706)
Unrealized gain on transition to equity method	721,585	—		721,585
Income from equity method investments	(14,644)	—		(14,644)
	(1,593,916)	—		(1,593,916)

Income Before Income Taxes	2,651,607	165,043		2,816,650

Income Taxes	195,000	34,659	(f)	229,659

Net Income	2,456,607	130,384		2,586,991
Net Income Attributable to Non-controlling
Interests	(179,498)	—		(179,498)

Net Income Attributable to Air T, Inc. Stockholders	$ 2,277,109	$ 130,384		$ 2,407,493

Notes to Pro Forma Condensed Consolidated Financial Statements
(Unaudited)

Pro forma information is intended to reflect the impact of the GAS Disposition on the Company's historical financial position and results of operations through adjustments that are directly attributable to the transaction, that are factually supportable and, with respect to the pro forma statements of operations, that are expected to have a continuing impact. To accomplish this, the Company eliminated the historical results of GAS from the Company's historical financial position and results of operations. GAS's historical operations, for the current and prior period, including the gain on sale, will be presented as discontinued operations for financial reporting purposes beginning with the Company's Quarterly Report on Form 10-Q for the three and six months ended September 30, 2019.

The information in Note 1 provides a description of the pro forma adjustments from each line item in the pro forma condensed financial statements together with information explaining how the amounts were derived or calculated.

Note 1 - Pro Forma Adjustments
Balance Sheet
The following adjustments correspond to those included in the unaudited condensed consolidated pro forma balance sheet as of June 30, 2019:

(a)
This adjustment represents the receipt of cash consideration at the closing of the transaction. The net cash proceeds ultimately recognized may change based on adjustments to transaction costs and the working capital adjustment as defined in the equity purchase agreement dated September 30, 2019.

(b)	These adjustments reflect the elimination of assets and liabilities attributable to GAS.

(c)
This adjustment reflects the estimated gain arising from the GAS disposition as if the sale had occurred on June 30, 2019. This gain may not be representative of what will actually be recorded during the three and six months ended September 30, 2019. This estimated gain has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature.

Statement of Operations
The following adjustments correspond to those included in the unaudited condensed consolidated pro forma statement of operations for the three months ended June 30, 2019 and the years ended March 31, 2019 and 2018:

(d)	This adjustment reflects the elimination of revenues and cost of goods sold of GAS.

(e)	This adjustment reflects the elimination of operating and administrative expenses. Not included in the pro-forma results are anticipated savings due to costs that may be reduced or eliminated.

(f)
This adjustment represents the estimated income tax effect of the pro-forma adjustments. The tax effect of the pro-forma adjustments was calculated using the historical statutory rates in effect for the periods presented.